Contact: John Lamb VP & CFO 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
January 3, 2017

Pope Resources Closes $381 Million Timber Fund
Pope Resources (NASDAQ:POPE) announced today that its subsidiary, Olympic Resource Management LLC (ORMLLC), has closed ORM Timber Fund IV (Fund IV), a private equity timber fund, with $381 million of committed capital, 15% of which, or $57 million, will be co-invested by Pope Resources. ORMLLC is actively looking for timberland properties to acquire on behalf of Fund IV, which will invest in commercial timberlands in the Pacific Northwest region of the U.S.

"We are pleased to announce this capital raise which represents the fourth private equity timber fund that we have created since 2005 when we began executing on the strategy of matching our own capital with that of third parties interested in investing alongside an experienced Pacific Northwest timberland owner," said Tom Ringo, President and CEO. "We currently have $364 million of timberland assets under management in two funds and the closing of Fund IV represents yet another significant step forward in the execution of our private equity timber fund strategy. Through our co-investments in the funds we have been able to diversify our capital over a larger timberland portfolio than we could acquire on our own, allowing us to achieve economies of scale that reduce the cost of managing Pope Resources’ 100%-owned timberland while simultaneously earning fees from management of fund assets."

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 215,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate two private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.